Schedule A

FIRST INVESTORS EQUITY FUNDS

Covered Call Strategy Fund
Equity Income Fund
Global Fund
Growth & Income Fund
Hedged US Equity Opportunities Fund
International Fund
Long Short Fund
Opportunity Fund
Premium Income Fund
Real Estate Fund
Select Growth Fund
Special Situations Fund
Total Return Fund

Schedule updated as of April 2, 2018